AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement, made this _____ day of _________, 2008 by and between THE CONNECTICUT WATER COMPANY (hereinafter referred to as the "Employer") and [___________________] (hereinafter referred to as the "Employee").

WITNESSETH THAT:

WHEREAS, the Employee has and is expected to continue to render valuable services to the Employer, and

WHEREAS, the Employer desires to ensure that it will have the benefit of the Employee's services until [he] reaches retirement, and

WHEREAS, the Employer wishes to assist the Employee in providing for the financial requirements of the Employee in the event of [his] retirement, disability or death; and

WHEREAS, the Employer and the Employee entered into an amended and restated Supplemental Executive Retirement Agreement dated [______________]; and

WHEREAS, the parties wish to amend and restate the Supplemental Retirement Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (collectively “Section 409A”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree to enter into this Amended and Restated Supplemental Executive Retirement Agreement, effective January 1, 2009, as follows:

1.           SUPPLEMENTAL RETIREMENT BENEFIT

a.           Normal or Deferred Retirement.  If, upon or after the Employee's attainment of age 65, the Employee shall separate from service and [he] shall be eligible to receive a benefit under The Connecticut Water Company Employees’ Retirement Plan (hereinafter referred to as the “Retirement Plan”), the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for [his] life of (a) 60% of the Employee's Average Earnings reduced by (b) the annual benefit payable to the Employee under the Retirement Plan in the form of a single life annuity for the life of the Employee (whether or not the benefit under the Retirement Plan is actually paid in such form), commencing at the same time as of which benefits commence hereunder (whether or not the benefit under the Retirement Plan commences at such time), [and further reduced by the annual benefit payable to Employee under any qualified defined benefit plan maintained by ____________________ in the form of a single life annuity on the life the Employee (whether or not the benefit under such plan is actually paid in such form) commencing at the same time as of which benefits commence hereunder (whether or not the benefit under such plan commences at such time).]

Such benefit will be payable in accordance with Section 2 below.  The date as of which benefits commence hereunder is the first day of the month following the Employee’s separation from service, even though actual payment may be delayed in accordance with Section 2 hereof.

b.           Early Retirement.  If, upon or after the Employee's attainment of age 55 and prior to attainment of age 65, the Employee shall separate from service and [he] shall be eligible to receive a benefit under the Retirement Plan, the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for [his] life of (a) 60% of the Employee's Average Earnings reduced by (b) the annual benefit payable to the Employee under the Retirement Plan in the form of a single life annuity for the life of the Employee (whether or not the benefit under the Retirement Plan is actually paid in such form) commencing at age 65 (whether or not the benefit under the Retirement Plan commences at such time) [and further reduced by (c) the annual benefit payable to Employee under any qualified defined benefit plan maintained by ______________________ in the form of a single life annuity for the life of the Employee (whether or not the benefit payable under such plan is actually payable in such form) commencing at age 65 (whether or not the benefit under such plan commences at such time).]  If such benefit shall commence to be paid prior to the Employee's attainment of age 62, such benefit shall be reduced by 4% for each complete year by which the date of benefit commencement precedes [his] attainment of age 62.  Such benefit shall be paid in accordance with Section 2 below.

c.           For purposes of a. and b. above, “Average Earnings” shall have the meaning set forth in the Retirement Plan, except that in determining Average Earnings, Annual Earnings (as defined in the Retirement Plan) shall not be limited to the OBRA '93 annual compensation limit, the annual compensation limit imposed under the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), or any similar limit on annual compensation under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), imposed by any future legislation.

In determining Average Earnings, if the Employee retires under this Agreement on or after attainment of age 62, Annual Earnings shall also include the value of all of the following:  (1) Cash Units, (2) Restricted Stock, and (3) Performance Shares awarded to a Participant under the Connecticut Water Service, Inc. Performance Stock Program (the “Program”) for any year in which such awards are made.  Notwithstanding the foregoing, in no event shall awards which are long-term awards or PARSAs under the Program be taken into account in determining Average Earnings.  The value of such awards (other than long-term awards or PARSAs) shall be included within Annual Earnings in the year in which such amounts are finally determined and actually awarded.  Such amounts, if credited to a Performance Share Account, shall not be counted a second time when payment is made from such Account.

The calculation of the benefit set forth in a. and b. above, and of all other benefits payable under this Agreement, shall be performed by the Compensation Committee under the Retirement Plan, and the calculations and interpretations of such Committee shall be final and binding on the parties hereto.

The Employee will not be deemed to have retired unless [he] has experienced a separation from service as defined in Section 409A of the Code.

d.           Disability Benefit.  If the Employee shall incur a separation from service due to a disability, the Employee shall be entitled to receive pursuant to this Agreement a benefit having a value equal to an annual benefit for [his] life calculated in the manner set forth in b. above; provided, however, that the reduction factor pursuant to b. above shall be .72 if the Employee’s benefit commencement date precedes age 62 by more than 7 complete years.  The Employee will not be deemed to have terminated employment unless [he] has experienced a separation from service as defined in Section 409A of the Code.  Such benefit shall be paid in accordance with Section 2 below.  Notwithstanding the foregoing in this 1d, “disability” shall be determined by the Compensation Committee, and the Employee will be considered to be disabled if the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

e.           Absence of Other Benefits.  No benefits shall be paid to the Employee pursuant to this Agreement other than as provided in a. through d. above.

2.           TERMS AND CONDITIONS OF BENEFIT.  The annual lifetime benefit calculated in accordance with Section 1 hereof shall be paid in monthly installments on the first day of each month.  Such installments paid pursuant to 1.a, 1.b or 1.d shall be calculated as if they were to commence to be paid on the first day of the first month following the Employee’s separation from service.  However, if the Employee is a “specified employee” as that term is defined under Section 409A, at the time of separation from service, actual payment will commence on the first day of the seventh (7th) month following the date of the Employee’s separation from service, and the first payment shall include all payments that would have been made had payments commenced on the first day of the month following the Employee’s separation from service, so that the first installment made pursuant to 1.a., 1.b. or 1.d, if the Employee is a specified employee, shall be equal to seven (7) such installments.  If the Employee is not a “specified employee” at the time of separation from service, payment of monthly installments shall commence on the first day of the first month following the Employee’s separation from service.

If the Employee is a specified employee at the time of separation and should die after separation, but prior to the first day of the seventh (7th) month following separation from service, a lump sum equal to the amount the Employee would have received had [he] commenced receiving benefits immediately upon the first day of the month following separation from service and ending on the date of death shall be paid to the Employee’s estate; and the Employee’s surviving spouse, if any, shall receive any 50% survivor annuity payments for the period from the Employee’s date of death to the first day of the seventh (7th) month following separation from service.  Any payments made pursuant to the preceding sentence shall be made on the first day of the seventh (7th) month following separation from service.

The form in which the benefit hereunder shall be paid is, if the Employee is unmarried at the time of separation from service, an annuity for the life of the Employee only and, if the

Employee is married at the time of separation from service, an annuity for the life of the Employee with the provision that after the Employee's death, 50% of the annual benefit that was payable to the Employee shall be continued to the Employee's surviving spouse for life (a "Joint and Survivor Annuity").  The benefit payable as a Joint and Survivor Annuity shall be calculated by applying to the benefit calculated in accordance with Section 1.a., l.b. or 1.d. hereof, as appropriate, the factors for the 50% contingent annuity option set forth in the Retirement Plan.  The Joint and Survivor Annuity shall be actuarially equivalent to the life annuity form of payment.

Monthly installments of benefits shall be paid on the first day of the month and shall cease to be paid as of the first day of the month following the date of the Employee's death, unless a Joint and Survivor Annuity is then in effect, in which event the installments shall continue to be paid on the first day of the month and shall cease as of the first day of the month following the death of the Employee's surviving spouse.  A Joint and Survivor Annuity shall be deemed to be in effect if the Employee is married at the time of separation from service, regardless of whether the Employee dies prior to actual commencement of benefits.

3.           DEATH BENEFIT.  If the Employee has attained age 55 while in service with the Employer and dies thereafter, while in the service of the Employer, and if the Employee's spouse or other beneficiary is entitled to a death benefit under the Retirement Plan, said spouse or other beneficiary shall be entitled to receive a death benefit pursuant to this Plan.  However, if the Employee is survived by [his] spouse, such spouse shall be deemed to be entitled to receive a spousal pre-retirement death benefit under the Retirement Plan even if a waiver of such spousal pre-retirement death benefit is in effect under such Plan.  The amount of said death benefit shall be determined as if the Employee had retired on the day prior to [his] death with either a Joint and Survivor Annuity in effect, if [his] spouse survives [him], or a five years certain and life annuity (as described in the Retirement Plan) in effect, if [he] has no spouse or [his] spouse does not survive [him].  However, rather than being paid in the form of a survivor annuity or in installments for the five-year period, payment of the present value of the death benefit shall be made in a lump sum on the first day of the first month following the Employee’s death.  The actuarial assumptions to be utilized in computing the present value thereof shall be the interest rate and mortality assumptions then being utilized under the Retirement Plan in computing lump sum payments.

No other death benefits shall be payable in the event of the Employee's death while in the service of the Employer.

4.           LIMITATION OF BENEFIT.  If the Employee's employment shall be terminated for cause involving fraud, dishonesty, moral turpitude, gross misconduct, gross failure to perform [his] duties, or disclosure of secret or other confidential information of the Employer to any competitor or to any person not authorized to receive such information, neither the Employee, [his] spouse, [his] beneficiary nor [his] estate shall be entitled to receive any benefit under this Agreement.

5.           ABSENCE OF FUNDING.  Benefits payable pursuant to this Agreement shall not be funded, and the Employer shall not be required to segregate or earmark any of its assets for the benefit of the Employee, [his] spouse, [his] beneficiary or [his] estate.  Such benefits shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee, [his] spouse, [his] beneficiary or [his] estate, and any attempt to anticipate, alienate, transfer, assign or attach these benefits shall be void.  The Employee, [his] spouse, [his] beneficiary or [his] estate shall have only a contractual right against the Employer for the benefits hereunder and shall have the status of general unsecured creditors.  Notwithstanding the foregoing, in order to pay benefits pursuant to this Agreement, the Employer may establish a grantor trust (hereinafter the “Trust”) within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended.  Some or all of the assets of the Trust may be dedicated to providing benefits to the Employee, [his] spouse, [his] beneficiary or [his] estate pursuant to this Agreement, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Employer’s general creditors in the event of the Employer’s bankruptcy or insolvency.

4. MISCELLANEOUS.

a.           This Agreement may be amended at any time by mutual written agreement of the parties hereto, but no amendment shall operate to give the Employee, [his] spouse, [his] estate or any other beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Employer, except the right to receive the payments herein provided and the right to receive such payments from assets held in the Trust.

b.           This Agreement shall not supersede any other contract of employment, whether oral or in writing, between the Employer and the Employee, nor shall it affect or impair the rights and obligations of the Employer and the Employee, respectively, thereunder.  Nothing contained herein shall impose any obligation on the Employer to continue the employment of the Employee.

c.           This Agreement shall be construed in all respects under the laws of the State of Connecticut.

d.           This Agreement has been prepared with reference to Section 409A of the Internal Revenue Code and should be interpreted and administered in a manner consistent with Section 409A.

e.           This Amendment and Restatement is effective as of January 1, 2009.

IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement on the day and year above written.

The Connecticut Water Company

December      , 2008                                                   By
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December      , 2008                                                   By
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